Exhibit 10.36

POLICY ON RECOUPMENT OF EXECUTIVE

INCENTIVE COMPENSATION

The Board of Directors shall require reimbursement of any performance-based cash incentive bonus or equity award paid to a corporate executive officer based upon a performance period beginning on or after January 1, 2010 where: (a) the payment or award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of Company financial statements filed with the Securities and Exchange Commission; (b) the Board, or such committee it designates, determines in its sole discretion that the executive engaged in misconduct that caused or substantially caused the need for the restatement; and (c) a lower payment would have been made to the executive based upon the restated financial results. In such instance, the Board or committee will direct the Company to recover from the individual executive the amount by which the individual executive’s performance-based compensation for the relevant period exceeded the amount, if any, that would have been paid based on the restated financial results. Such actions shall include requiring the executive officer to reimburse any cash incentive compensation and/or surrender for cancellation restricted stock, deferred stock and stock option awards (or their underlying shares, if exercised) previously granted to such officer. The Board or such committee shall take, in its sole discretion, such further action as it deems necessary or appropriate to remedy the misconduct and prevent its recurrence.

This policy will not apply to any cash bonus awards or performance-based equity awards after the second anniversary of the date on which such cash compensation was paid and on which such equity compensation was granted.

Effective Date: January 1, 2010